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Exhibit 10.7

[IKANOS COMMUNICATIONS LETTERHEAD]

August 29, 2003

Mr. Dan Atler
Los Altos, CA

Dear Dan,

        I am pleased to offer you a position with Ikanos Communications, Inc. (The "Company") as Vice-President and Chief Financial Officer, reporting to me, and as soon as practical but expected to be around October 1st. You will receive an annual salary of $175,000, which will be paid semi-monthly in accordance with the Company's normal payroll procedures. In addition, you will be eligible for a quarterly bonus that is l5% of your annual salary. The first two quarters of the bonus will be guaranteed; the remaining will be based on performance as defined in the bonus plan. As a Company employee and executive, you are also eligible to receive benefits generally offered to employees and executives including health benefits. You should note that the Company might modify salaries and benefits from time to time, as it deems necessary. This offer will expire on September 3, 2003.

        We will recommend to the Board of Directors of the Company that, at the next Board meeting, you be granted an incentive stock option entitling you to purchase up to 2,448,000 (1.2% of the total outstanding shares on a fully diluted basis), shares of Common Stock of the Company at the then current fair market value as determined by the Board at that meeting. As of the last Board meeting the fair market value of one share of Common Stock was ($0.04) per share. Such options shall be subject to the terms and conditions of the Company's Stock Option Plan and Stock Option Agreement, including vesting requirements, and will vest over four years with 25% vested one year after your start date and 1/48 per month thereafter. The options will be immediately exercisable in full, subject to the Company's right to repurchase shares pursuant to the terms of the option agreement and this agreement. The options shall expire at the maximum period allowed by the plan.

        In the event of a change of control (as defined in the Appendix to this letter) of the Company in which, during the 3 month period prior and 12 month period following the change of control, your employment is either actually terminated, or constructively terminated (see Appendix), then all of your unvested shares from all option grants and restricted stock grants shall vest immediately and you will receive 15 months of compensation and benefits, which compensation, at your election, will be paid in a lump sum or over a reasonable period of time as requested by you. Such severance benefits will be available to you immediately. However, in the event that these benefits constitute "parachute payments" then (1) the Company will use reasonable good faith efforts to obtain the requisite shareholder approval of the benefits to avoid these benefits from being subject to any excise tax or (2) such severance benefits will be paid in full, over time or as a lesser amount, whichever of the foregoing methods, taking into account the applicable taxes, results on an after-tax basis, in a greater amount of benefits to you.

        You should be aware that your employment with the Company is for no specified period and constitutes at will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice. However, if the Company elects to terminate its employment relationship with you for any reason other than for cause (see Appendix) or you terminate your relationship because of a constructive termination in the firsts twelve months of your employment, you and the Company agree that you will sign a standard form of settlement and release agreement, and that in consideration therefore the Company will provide you a settlement of three months base salary and benefits, which salary, at your election, shall be paid in a lump sum or over a reasonable period of time as requested by you. At your request, the Company will use its reasonable best efforts to structure any severance arrangements to allow your options to remain exercisable following termination for at least that number of months for which you will be paid severance.

        For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United State. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

        You agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company.

        As a Company employee, you will be expected to abide by company rules and regulations. You will be specifically required to sign an acknowledgment that you have read and understand the company rules of conduct, which will be included in a handbook, which the company will soon complete and distribute. You will be expected to sign and comply with an Employment, Confidential Information, Invention Assignment and Arbitration Agreement which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company and non-disclosure of proprietary information

        To indicate your acceptance of the Company's offer, please sign and date this letter in the space provided below and return it to me. A duplicate original is enclosed for your records. This letter, along with the agreement relating to proprietary rights between you and the Company, sets forth the terms of your employment with the Company and supersede any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by an officer of the Company and by you.

        I look forward to working with you at Ikanos Communications and making a massively successful company as part of the Ikanos team.

Sincerely,

/s/ RAJESH VASHIST Rajesh Vashist President and CEO

ACCEPTED AND AGREED TO this 2 day of Sept 2003

/s/ DAN ATLER Dan Atler

Enclosures:

1.
Duplicate Original Letter
2.
Employment, Confidential Information, Invention Assignment and Arbitration Agreement
3.
Appendix

APPENDIX TO DAN ATLER OFFER LETTER

Definitions:

        (a)    Cause.    "Cause" shall mean: (i) your failure, in the reasonable judgment of the Board of Directors, to substantially perform your assigned duties or responsibilities as Vice-President and Chief Financial Officer (other than a failure resulting from your disability (as defined in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended) after written notice thereof from the Company describing in reasonable detail your failure to perform such duties or responsibilities; (ii) your knowingly engaging in any act of dishonesty, fraud, or the misrepresentation of property belonging to the Company or its affiliates that was or is materially injurious to the Company; (iii) your violation of any federal or state law or regulation applicable to the Company's business which violation was or is reasonably likely to be injurious to the Company; (iv) your material breach of the terms of any confidentiality agreement or invention assignment agreement between you and the Company; or (v) ! your being convicted of, or entering a plea of nolo contendere to, a felony or committing any act of moral turpitude, dishonesty or fraud.

        (b)    Change of Control.    "Change of Control" shall mean the occurrence of any of the following events:

            (i)  Any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becoming the "beneficial owner" (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company's then outstanding voting securities, other than in a private financing where securities are acquired directly from the Company;

           (ii)  A change in the composition of the Board of Directors of the Company occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. "Incumbent Directors" shall mean directors who either (A) are directors of the Company as of the date hereof, or (B) are elected, or nominated for election, to the Board of Directors of the Company with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual not otherwise an Incumbent Director whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company); or

          (iii)  The approval by shareholders of the Company of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being convened into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the approval by the shareholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all the Company's assets.

        (c)    Constructive Termination.    "Constructive Termination" shall mean (i) without your express written consent, a reduction of your Duties, Position or Responsibilities, or your removal from such Duties, Position and Responsibilities; (ii) without your express written consent, a substantial reduction of the facilities and perquisites (including office space and location) available to you immediately prior to such reduction: (iii) a significant reduction by the Company in your base salary as in effect immediately prior to such reduction; (iv) a significant reduction by the Company of the bonus available to you as was available immediately prior to such reduction; (v) a material reduction by the Company in the kind or level of employee benefits to which you are entitled immediately prior to such reduction with the result that your overall benefits package is significantly reduced; (vi) without your express written consent, a requirement that you relocate to a facility or a location more than 15 miles from your then present facility or location; or (vii) the failure of the Company to obtain the assumption of the obligations of the Company under your offer letter by any successors entity."

        (d)    Duties, Position and Responsibilities.    "Duties, Position and Responsibilities, shall mean all of the duties, positions and responsibilities actually assigned to you during your employment plus all of the duties, positions and responsibilities that are typical for the Chief Financial Officer of a corporation.

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  Exhibit 10.7